CELSION CORPORATION
                              Amendment to By-Laws


ARTICLE II, "DIRECTORS" is amended as follows:

Section 2.  "NUMBER AND TENURE" is amended to read, in its entirety, as follows:
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Section 2.  NUMBER
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                            The number of  Directors  shall be seven (7),  which
number may be altered by a majority of the entire Board of Directors, provided that it shall never be less than three (3) nor more than nine (9). The number of Directors may be increased or decreased by the affirmative vote of not less than two-thirds (2/3) of the entire Board of Directors, but the action may not affect the tenure of office of any Director.

Section 2.5 is inserted to read as follows:

         Section 2.5. Election. The Board of Directors shall be divided into three classes (designated as Class I, Class II or Class III), each class to be as nearly equal in number as possible. The term of office of directors of the initial Class I directors will expire at the first annual meeting of shareholders after their election, that of the initial Class II directors will expire at the second annual meeting after their election, and that of the initial Class III directors will expire at the third annual meeting after their election. At each annual meeting following such classification and division of the members of the Board of Directors, a number of directors equal to the number of directorships in the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting of shareholders of the Corporation.

         Each Director shall hold office for the class term for which he is elected and until his successor shall be elected and qualified. Notwithstanding anything herein to the contrary, any Director may be removed from office at any time by the vote or written consent of shareholders representing not less than two-thirds of the issued and outstanding stock entitled to vote.


         AS APPROVED BY THE SHAREHOLDERS ON APRIL 27, 1998.